NEWS RELEASE                                Exhibit 99.1

MARSH & McLENNAN COMPANIES REPORTS SECOND QUARTER 2013 RESULTS

GAAP EPS Rises 17% to $.69
Adjusted EPS Increases 18% to $.72
Adjusted Operating Income Grows 13%

NEW YORK, August 7, 2013 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering advice and solutions in risk, strategy, and human capital, today reported financial results for the second quarter ended June 30, 2013.

Dan Glaser, President and CEO, said: “The Company continued to deliver strong financial results in the second quarter. Adjusted operating income grew 13%, reflecting excellent margin expansion in both the Risk and Insurance Services and Consulting segments. In the quarter, Marsh produced underlying revenue growth across all major geographies. Guy Carpenter generated impressive underlying revenue growth, driven by its U.S. and International operations. The Consulting segment, led by Mercer, produced strong growth in earnings with meaningful margin expansion,” concluded Mr. Glaser.

Consolidated Results
Consolidated revenue in the second quarter of 2013 was $3.1 billion, an increase of 2%, or 3% on an underlying basis compared with the second quarter of 2012. Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items, such as acquisitions, dispositions, and transfers among businesses. Operating income rose 12% to $577 million, compared with $518 million in the prior year period. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 13% in the second quarter to $591 million.

Net income attributable to the Company was $388 million, or $.69 per share, in the second quarter. This compares with $329 million, or $.59 per share, in the prior year. Adjusted earnings per share grew 18% to $.72, compared with $.61 last year.

For the first six months ended June 30, 2013, net income attributable to the Company was $801 million, or $1.44 per share, compared with $676 million, or $1.22 per share, in 2012. Adjusted earnings per share increased 17% to $1.45, compared with $1.24 last year.

Risk and Insurance Services
Risk and Insurance Services revenue increased to $1.7 billion in the second quarter of 2013, an increase of 3% on both a reported and underlying basis. Operating income increased 8% to $421 million, compared with $390 million in the prior year. Adjusted operating income increased 10% to $432 million. For the first six months of 2013, segment revenue was $3.5 billion, an increase of 4% from the prior year period, or 3% on an underlying basis. Operating income increased 11% to $889 million, compared with $802 million in 2012. Adjusted operating income rose 12% to $903 million, compared with $807 million last year.

Marsh's revenue in the second quarter of 2013 was $1.4 billion, an increase of 3% on both a reported and underlying basis. International operations had underlying revenue growth of 3% in the second quarter, reflecting growth of 10% in Latin America; 5% in Asia Pacific; and 1% in EMEA. In the U.S./Canada division, underlying revenue grew 2%. Guy Carpenter's second quarter revenue was $285 million, an increase of 4%, or 5% on an underlying basis.

Consulting
Consulting segment revenue was $1.4 billion in the second quarter, an increase of 1% from the second quarter of 2012, or 2% on an underlying basis. Operating income increased 12% to $205 million, compared with $183 million in the prior year. Adjusted operating income was $205 million, an increase of 10% from $187 million. For the first six months of 2013, segment revenue was $2.8 billion, an increase of 1% on an underlying basis. Operating income increased 13% to $392 million, compared with $347 million in 2012. Adjusted operating income rose 12% to $394 million, compared with $352 million last year.

Mercer's revenue was $1 billion in the second quarter of 2013, an increase of 3%, or 4% on an underlying basis. Health grew 6% on an underlying basis; Retirement increased 2%; Talent declined 2%; and Investments rose 9%. Oliver Wyman's revenue was $366 million in the second quarter of 2013, a decrease of 4% on both a reported and an underlying basis.

Other Items
In the second quarter of 2013, the Company had investment income of $23 million, compared with $4 million in last year's second quarter. Investment income in the current quarter includes $21 million of carried interest no longer subject to claw-back from Trident III, a private equity fund created in 2003, in which the Company continues to hold a general partnership interest.

At June 30, 2013, cash and cash equivalents was $1.2 billion and net debt, which is total debt less cash and cash equivalents, was $1.5 billion. In the second quarter, the Board of Directors authorized an increase in the Company's share repurchase program to $1 billion. In the second quarter, the Company repurchased 3.7 million shares of its common stock for $150 million. The quarterly dividend increased 9% to $.25 per share, effective with the third quarter payment on August 15, 2013.

Conference Call
A conference call to discuss second quarter 2013 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 888 286 2314. Callers from outside the United States should dial +1 719 325 2284. The access code for both numbers is 2701177. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.

About Marsh & McLennan Companies

MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and human capital. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in talent, health, retirement, and investment consulting; and Oliver Wyman is a global leader in management consulting. Marsh & McLennan Companies' 54,000 colleagues worldwide provide analysis, advice, and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; pension obligations; market and industry conditions; the impact of foreign currency exchange rates; our effective tax rates; the impact of competition; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•	our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from the businesses we acquire;

•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•
the impact of competition, including with respect to our geographic reach, the sophistication and quality of our services, our pricing relative to competitors, our customers' option to self-insure or utilize internal resources instead of consultants, and our corporate tax rates relative to a number of our competitors;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

•
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including trade sanctions laws such as the Iran Threat Reduction and Syria Human Rights Act of 2012, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;

•	our ability to maintain adequate physical, technical and administrative safeguards to protect the security of data;

•
our ability to successfully recover should we experience a disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, security breach, cyber attack, power loss, telecommunications failure or other natural or man-made disaster;

•	the impact of changes in interest rates and deterioration of counterparty credit quality on our results related to our cash balances and investment portfolios, including corporate and fiduciary funds;

•	the impact on our net income caused by fluctuations in foreign currency exchange rates;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	changes in applicable tax or accounting requirements; and

•
potential income statement effects from the application of FASB's ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on Form
10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$3,088	$3,026	$6,214	$6,077
Expense:
Compensation and Benefits	1,766	1,776	3,569	3,572
Other Operating Expenses	745	732	1,461	1,460
Operating Expenses	2,511	2,508	5,030	5,032
Operating Income	577	518	1,184	1,045
Interest Income	4	6	8	12
Interest Expense	(40)	(45)	(84)	(91)
Investment Income	23	4	44	24
Income Before Income Taxes	564	483	1,152	990
Income Tax Expense	164	144	340	297
Income from Continuing Operations	400	339	812	693
Discontinued Operations, Net of Tax	(5)	(2)	7	(2)
Net Income Before Non-Controlling Interests	395	337	819	691
Less: Net Income Attributable to Non-Controlling Interests	7	8	18	15
Net Income Attributable to the Company	$388	$329	$801	$676
Basic Net Income Per Share
- Continuing Operations	$0.71	$0.61	$1.45	$1.24
- Net Income Attributable to the Company	$0.71	$0.60	$1.46	$1.24
Diluted Net Income Per Share
- Continuing Operations	$0.70	$0.60	$1.42	$1.23
- Net Income Attributable to the Company	$0.69	$0.59	$1.44	$1.22
Average Number of Shares Outstanding
- Basic	551	545	549	544
- Diluted	559	553	558	552
Shares Outstanding at 6/30	549	544	549	544

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Risk and Insurance Services
Marsh	$1,397	$1,356	3%	(1)%	2%	3%
Guy Carpenter	285	275	4%	(2)%	1%	5%
Subtotal	1,682	1,631	3%	(1)%	1%	3%
Fiduciary Interest Income	6	10
Total Risk and Insurance Services	1,688	1,641	3%	(1)%	1%	3%
Consulting
Mercer	1,044	1,017	3%	(1)%	(1)%	4%
Oliver Wyman Group	366	381	(4)%	—	(1)%	(4)%
Total Consulting	1,410	1,398	1%	—	(1)%	2%
Corporate / Eliminations	(10)	(13)
Total Revenue	$3,088	$3,026	2%	(1)%	—	3%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Marsh:
EMEA	$455	$455	—	(1)%	(1)%	1%
Asia Pacific	184	181	2%	(3)%	—	5%
Latin America	88	87	2%	(8)%	—	10%
Total International	727	723	—	(2)%	—	3%
U.S. / Canada	670	633	6%	—	4%	2%
Total Marsh	$1,397	$1,356	3%	(1)%	2%	3%
Mercer:
Health	$376	$353	7%	—	1%	6%
Retirement	338	350	(4)%	(1)%	(4)%	2%
Talent	133	132	—	(2)%	3%	(2)%
Investments	197	182	8%	(1)%	—	9%
Total Mercer	$1,044	$1,017	3%	(1)%	(1)%	4%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Six Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Risk and Insurance Services
Marsh	$2,785	$2,677	4%	(1)%	2%	3%
Guy Carpenter	660	632	4%	—	—	5%
Subtotal	3,445	3,309	4%	(1)%	2%	3%
Fiduciary Interest Income	14	21
Total Risk and Insurance Services	3,459	3,330	4%	(1)%	2%	3%
Consulting
Mercer	2,085	2,032	3%	(1)%	—	3%
Oliver Wyman Group	687	737	(7)%	—	(1)%	(6)%
Total Consulting	2,772	2,769	—	—	(1)%	1%
Corporate / Eliminations	(17)	(22)
Total Revenue	$6,214	$6,077	2%	(1)%	1%	2%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2013	2012
Marsh:
EMEA	$1,049	$1,032	2%	—	(1)%	2%
Asia Pacific	331	323	3%	(2)%	—	5%
Latin America	166	161	3%	(8)%	—	12%
Total International	1,546	1,516	2%	(1)%	—	4%
U.S. / Canada	1,239	1,161	7%	—	5%	2%
Total Marsh	$2,785	$2,677	4%	(1)%	2%	3%
Mercer:
Health	$757	$704	8%	—	2%	6%
Retirement	681	710	(4)%	(1)%	(4)%	—
Talent	256	257	(1)%	(1)%	4%	(3)%
Investments	391	361	8%	(1)%	—	9%
Total Mercer	$2,085	$2,032	3%	(1)%	—	3%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended June 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the three months ended June 30, 2013 and 2012.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended June 30, 2013
Operating income (loss)	$421	$205	$(49)	$577
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	3	—	3	6
Adjustments to acquisition related accounts (b)	9	—	—	9
Other	(1)	—	—	(1)
Operating income adjustments	11	—	3	14
Adjusted operating income (loss)	$432	$205	$(46)	$591
Operating margin	24.9%	14.5%	N/A	18.7%
Adjusted operating margin	25.6%	14.6%	N/A	19.2%
Three Months Ended June 30, 2012
Operating income (loss)	$390	$183	$(55)	$518
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	1	4	2	7
Adjustments to acquisition related accounts (b)	2	—	—	2
Other	—	—	(2)	(2)
Operating income adjustments	3	4	—	7
Adjusted operating income (loss)	$393	$187	$(55)	$525
Operating margin	23.8%	13.1%	N/A	17.1%
Adjusted operating margin	23.9%	13.4%	N/A	17.3%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to cost reduction activities for recent acquisitions.
(b) Reflects the change to fair value each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Six Months Ended June 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the six months ended June 30, 2013 and 2012.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Six Months Ended June 30, 2013
Operating income (loss)	$889	$392	$(97)	$1,184
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	5	2	6	13
Adjustments to acquisition related accounts (b)	10	—	—	10
Other	(1)	—	—	(1)
Operating income adjustments	14	2	6	22
Adjusted operating income (loss)	$903	$394	$(91)	$1,206
Operating margin	25.7%	14.2%	N/A	19.1%
Adjusted operating margin	26.1%	14.2%	N/A	19.4%
Six Months Ended June 30, 2012
Operating income (loss)	$802	$347	$(104)	$1,045
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	—	7	4	11
Adjustments to acquisition related accounts (b)	5	(2)	—	3
Other	—	—	(3)	(3)
Operating income adjustments	5	5	1	11
Adjusted operating income (loss)	$807	$352	$(103)	$1,056
Operating margin	24.1%	12.5%	N/A	17.2%
Adjusted operating margin	24.2%	12.7%	N/A	17.4%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to cost reduction activities for recent acquisitions.
(b) Reflects the change to fair value each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Six Months Ended June 30
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table; divided by MMC's average number of shares outstanding-diluted for the period.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share -
	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$400			$339
Less: Non-controlling interest, net of tax		7			8
Subtotal		$393	$0.70		$331	$0.60
Add: operating income adjustments	$14			$7
Impact of income taxes	(4)			(1)
		10	0.02		6	0.01
Adjusted income, net of tax		$403	$0.72		$337	$0.61

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$812			$693
Less: Non-controlling interest, net of tax		18			15
Subtotal		$794	$1.42		$678	$1.23
Add: operating income adjustments	$22			$11
Impact of income taxes	(7)			(3)
		15	0.03		8	0.01
Adjusted income, net of tax		$809	$1.45		$686	$1.24

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Depreciation and amortization expense	$72	$67	$142	$133
Identified intangible amortization expense	$17	$17	$35	$34
Stock option expense	$5	$9	$12	$20
Capital expenditures	$104	$98	$192	$149

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	June 30, 2013	December 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$1,230	$2,301
Net receivables	3,345	3,058
Other current assets	639	604
Total current assets	5,214	5,963

Goodwill and intangible assets	7,281	7,261
Fixed assets, net	804	809
Pension related assets	668	260
Deferred tax assets	1,129	1,223
Other assets	742	772
TOTAL ASSETS	$15,838	$16,288

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$10	$260
Accounts payable and accrued liabilities	1,786	1,721
Accrued compensation and employee benefits	858	1,473
Accrued income taxes	171	110
Dividends payable	139	—
Total current liabilities	2,964	3,564

Fiduciary liabilities	4,563	3,992
Less - cash and investments held in a fiduciary capacity	(4,563)	(3,992)
	—	—
Long-term debt	2,703	2,658
Pension, post-retirement and post-employment benefits	1,979	2,094
Liabilities for errors and omissions	440	460
Other liabilities	906	906

Total equity	6,846	6,606
TOTAL LIABILITIES AND EQUITY	$15,838	$16,288